Exhibit 99.1

Press Release

Keryx Biopharmaceuticals Mourns Passing of Board Member Jonathan Spicehandler, MD

New York, NY, August 1, 2006 - Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX) today announced with sadness the passing of Jonathan Spicehandler, M.D., a valued member of its Board of Directors. Dr. Spicehandler passed away on July 30, 2006 after a courageous battle with brain cancer.

A member of Keryx's board since January 2006, Dr. Spicehandler was formerly Chairman of Schering-Plough Research Institute, the pharmaceutical research arm of Schering-Plough Corporation.

"We are deeply saddened by the loss of Jon Spicehandler," commented Michael S. Weiss, the Company's Chairman and Chief Executive Officer, who continued, "Jon was a fantastic individual and an extremely talented pharmaceutical executive and will be missed dearly. We extend our heartfelt condolences to his family and many friends and we join them in mourning his passing."

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is Sulonex(TM), previously referred to as KRX-101, a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. Sulonex is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing Zerenex(TM), an oral, inorganic, iron-based compound that has the capacity to bind phosphate and form non-absorbable complexes. Zerenex is currently in Phase II clinical development for the treatment of hyperphosphatemia (elevated serum phosphorous levels) in patients with end- stage renal disease. Keryx is also developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase II clinical development for multiple tumor types. Keryx also has an active in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

Contact:
Ronald C. Renaud, Jr.
Chief Financial Officer
212 531-5965
rrenaud@keryx.com